Exhibit 10(aj)

ASSET PURCHASE AGREEMENT

BY AND AMONG

PINNACLE DATA SYSTEMS, INC,

an Ohio corporation,

GNP COMPUTERS, INC.,

a California corporation

AND

ROGER BAAR

a shareholder of GNP Computers, Inc.

August 12, 2005

Exhibit A	-	Definitions
Exhibit B	-	Form of Bill of Sale and Assignment of Intangible Assets
Exhibit C	-	Financial Statements

Disclosure Schedule

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of August 12, 2005 by and among Pinnacle Data Systems, Inc., an Ohio corporation (the “Buyer”), GNP Computers, Inc., a California corporation (the “Seller”), and Roger Baar, the majority shareholder of the Seller (the “Shareholder”). The Buyer, the Seller and the Shareholder are referred to collectively herein as the “Parties,” and individually as a “Party.”

BACKGROUND INFORMATION

A. Roger Baar currently serves as the President and Chief Executive Officer of the Seller and owns a majority of the outstanding capital stock of the Seller.

B. The Seller owns and desires to sell to the Buyer substantially all of its assets used in connection with the operation of its business of providing engineering, design, integration, manufacturing and complete product life cycle support services and products for companies in the communications and aerospace industries (the “Business”).

C. This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, the Assets on the terms and conditions contained herein.

PROVISIONS

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties and covenants contained herein, the Parties agree as follows:

SECTION 1. Definitions.

Certain terms used in this Agreement shall have the meanings set forth in Exhibit A. For ease of identification only, such terms are identified by initial capitals; provided, however, the inadvertent absence of such identifying characteristic shall be ignored in the construction of this Agreement.

SECTION 2. Purchase and Sale of Assets.

(a) Basic Transaction.

On and subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept delivery of, all assets and properties owned by the Seller or in which the Seller has an interest as of the Closing and used by the Seller in connection with the Business (other than the Excluded Assets) including, without limiting the generality of the foregoing:

(i) all supplies, equipment, machinery, furniture, fixtures, and other tangible property owned by the Seller or used by the Seller in connection with the Business, including the tangible assets listed in Section 4(e) of the Disclosure Schedule, and the Seller’s interest as lessee in any leases with respect to any of the foregoing;

(ii) all of the Seller’s right, title, and interest in and to the contracts listed or required to be listed in Section 4(p) of the Disclosure Schedule and all other contracts entered into by the Seller in the Ordinary Course of Business;

(iii) all proprietary knowledge, trade secrets, technical information, quality control data, processes (whether secret or not), methods, and other similar know-how or rights necessary or used in the conduct of the Business, including, but not limited to, the areas of marketing, advertising, and personnel training and recruitment;

(iv) all of the Seller’s accounts, notes and other receivables, claims, causes of action, choses in action, rights of recovery, rights of set-off, rights of recoupment, cash, cash equivalents and utility, security, and other deposits, refunds and prepaid expenses;

(v) the Business as a going concern including its goodwill and its franchises, permits, licenses, telephone numbers, employee and applicant lists, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to the Seller from present and former shareholders, officers, employees and agents, together with all books, computer software (to the extent assignable), files, papers, records and other data of the Seller relating to the assets, properties, business, and operations of the Business. To the extent that: (A) the originals of such information are not required for the Buyer in the continuation of the Business, or (B) the Seller in good faith deems it necessary or advisable to retain the original versions of such information, the Seller may copy such information at its expense for delivery to the Buyer and the originals shall then be retained by the Seller;

(vi) all Intellectual Property owned by the Seller or used in the Business, and all goodwill associated therewith; and

(vii) all other property used in the operation of the Business and all of the Seller’s rights and claims of every kind or nature arising from the operation of the Business.

It is specifically understood and agreed by the Parties that the Buyer is acquiring, and the Seller is selling, all of the tangible and intangible assets used by the Seller in the Business other than the Excluded Assets (collectively, the “Assets”).

(b) Excluded Assets.

Notwithstanding the foregoing, the Assets to be acquired by the Buyer from the Seller hereunder shall not include the assets listed in Section 2(b) of the Disclosure Schedule (the “Excluded Assets”).

(c) Method of Conveyance.

The sale, conveyance, assignment, transfer, and delivery by the Seller of the Assets to the Buyer in accordance with Section 2(a) shall be effected at the Closing by the Seller’s execution and delivery to the Buyer of a Bill of Sale and Assignment of Intangible Assets in the form attached hereto as Exhibit B (the “Bill of Sale”). At the Closing, good, valid, and marketable title to all of the Assets owned by the Seller shall be conveyed, assigned, transferred, and delivered by the Seller to the Buyer pursuant to the Bill of Sale, free and clear of any and all Security Interests.

(d) Assumed Obligations.

At the Closing, the Buyer shall assume, and shall satisfy and discharge as the same shall become due, only (i) the Seller’s liabilities and other obligations relating to periods after the Closing under: (A) the contracts listed in Section 4(p) of the Disclosure Schedule, and (B) all other contracts entered into by Seller in the Ordinary Course of Business, in each case to the extent that the Seller’s rights thereunder are effectively transferred to the Buyer at Closing; (ii) the obligations of continued performance under executory commitments and contracts with customers relating to the Buyer’s provision of services and sales of products, as well as the purchase of materials and supplies used in the furnishing of such services, in each case to the extent entered into in the Ordinary Course of Business and set forth in Section 2(d) of the Disclosure Schedule; and (iii) the obligations set forth in Section 2(f) but only to the extent specifically provided therein (collectively, the “Assumed Obligations”).

The Buyer’s assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against the Buyer as compared to the rights and remedies which such parties would have had against the Seller had this Agreement not been consummated.

(e) Excluded Liabilities.

Except as expressly set forth in Section 2(d) or 2(f), the Buyer shall not assume or be responsible at any time for any Liability of the Seller, including, but not limited to, any Liabilities, obligations, debts, or commitments of the Seller arising out of any action taken by the Seller prior to, or incurred prior to, the Closing, or incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby, and the Seller expressly acknowledges and agrees that the Seller shall retain, and that the Buyer shall not assume or otherwise be obligated to pay, perform, defend, or discharge (for example and not by way of limitation) (i) any Liability of the Seller for Taxes other than Taxes expressly set forth in Section 2(f); (ii) any Liability of the Seller in connection with any Employee Benefit Plan; (iii) any Liability of the Seller or prior owner(s) of the Premises under any Environmental, Health, and Safety Laws related to or arising from ownership, use of, or operations at, the Premises through the Closing; (iv) any product liability pertaining to products sold, leased, rented, or manufactured prior to the Closing; (v) any obligations to the Seller’s present or previous employees and all Liabilities relating to the Seller’s employment practices; (vi) any Liability for workers’ compensation or other claims related to incidents, injuries, illnesses, or property damage that occur prior to the Closing; (vii) except as set forth in Section 7(e), any Liability, obligations or fiduciary duties associated with the Seller’s 401(k) plan; (x) any Liability or obligation associated with the Consulting Agreement by and between the Seller and Alan Shebroe dated February 4, 2003, (ix) the Seller’s reserve account with the State of California Employment Development Department; and (x) any Liability or obligation associated with stock options outstanding under the Seller’s 1994 Incentive Stock Option Plan, as amended (collectively, the “Excluded Liabilities”). The Seller further agrees to satisfy and discharge as the same shall become due all Liabilities of the Seller not specifically assumed by the Buyer hereunder.

(f) Purchase Price.

Effective as of and subject to the Closing, the Buyer will assume the following obligations of the Seller and agrees to make the following payments on behalf of the Seller either at the Closing or as they become due following the Closing, as applicable, each as outstanding as of the Closing, the value of which shall constitute the purchase price for the Assets (the “Purchase Price”):

(i) the Seller’s accounts payable obligations incurred in the Ordinary Course of Business as itemized in Section 2(f) of the Disclosure Schedule;

(ii) the Seller’s obligations to pay accrued salaries, severance pay and benefits to its employees incurred in the Ordinary Course of Business as itemized in Section 2(f) of the Disclosure Schedule;

(iii) the Seller’s payment obligations under borrowings against accounts receivable and fees associated with the termination of the Financing Agreement dated July 28, 2004 by and between the Seller and Summit Financial Resources LP, as amended (the “Summit Financing Agreement”) as set forth in the Summit Payoff Agreement;

(iv) the Seller’s payment obligations of up to an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000.00) relating to California state franchise and federal income taxes, interest and penalties for the improper timing of income tax deductions for inventory write-offs and research and development tax credits taken by the Seller in years 1997 through 2004;

(v) the Seller’s accrued expenses of up to Two Hundred Forty Thousand Dollars ($240,000.00) incurred in the Ordinary Course of Business as itemized in Section 2(f) of the Disclosure Schedule;

(vi) the Seller’s income tax liability relating to up to One Hundred Thousand Dollars ($100,000.00) in deferred revenues of the Seller incurred in the Ordinary Course of Business and service obligations relating thereto, each as itemized in Section 2(f) of the Disclosure Schedule;

(vii) the Seller’s expenses associated with the extension of each of the Seller’s directors and officers liability insurance coverage, employer practices liability insurance coverage, and fiduciary liability insurance coverage for two (2) years following the Closing, but only to the extent such coverage is for claims made for or arising from events that occurred prior to the Closing and as itemized in Section 2(f) of the Disclosure Schedule;

(viii) the Seller’s expenses associated with the continuance of the Seller’s errors and omissions liability insurance coverage for five (5) years following the Closing but only to the extent such coverage is for claims made for or arising from events that occurred prior to the Closing as itemized in Section 2(f) of the Disclosure Schedule;

(ix) the Seller’s payment obligation for fees required to reinstate support of the systems, and to transfer the user licenses to the Buyer, under the Software License Agreement dated on or about July 29, 2000 by and between the Seller and Agile Software Corporation and the Software License and Support Agreement dated May 11, 1998 by and between the Seller and BAAN USA, Inc.;

(x) the Seller’s payment obligations in connection with the buyout of a model C500 copier pursuant to the terms of a 39-month lease agreement between the Seller and Konica Minolta dated March 28, 2005;

(xi) the Seller’s reasonable and documented legal and accounting fees and expenses of up to Seventy-Five Thousand Dollars ($75,000.00) incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the transactions contemplated hereby, and the wind-down of the Seller following the Closing; and

(xii) the Seller’s sales tax liability arising out of the transactions contemplated hereby based upon the Purchase Price allocated to the Seller’s tangible personal property other than inventory.

The Seller agrees to use its best efforts to provide the Buyer at the Closing with a complete itemized list of the obligations described above. The Parties agree that if the Seller inadvertently fails to include in Schedule 2(f) an amount to be paid under Section 2(f)(i), (ii), (v) or (vi), the Buyer agrees to assume and pay such obligations if the Seller requests that the Buyer make such payment, and provides the Buyer with documentation evidencing the same, within forty-five (45) days of the Closing. Notwithstanding the foregoing, the Buyer shall not assume or pay any such obligation if the aggregate amount paid by the Buyer under the applicable Section 2(f)(i), (ii), (v) or (vi) has met or exceeded the limitation set forth therein, as applicable.

(g) The Closing.

Subject to Section 10, the closing of the transactions provided for in this Agreement shall occur at 10:00 a.m. at the offices of the Seller, on August 15, 2005, or on such other date or such other location as may be agreed to in writing between the Buyer and the Seller (the “Closing”).

(h) Deliveries at the Closing.

At the Closing: (i) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in Section 8(a), and (ii) the Buyer shall deliver to the Seller the various certificates, instruments, and documents referred to in Section 8(b).

(i) Allocation.

The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Section 2(i) of the Disclosure Schedule. The Parties shall accurately reflect such allocation of the Purchase Price on all income tax returns and reports, including IRS Form 8594, for their respective taxable years in which the Closing occurs and shall not take any position inconsistent with such allocation before any taxing authority or in any judicial proceeding.

(j) Key Employees.

Subsequent to the Closing, the Buyer shall employ, on an at-will basis unless otherwise agreed to in writing between the parties, the Shareholder and Douglas Baar, Vice President of Product Realization and Engineering of the Seller, in positions with mutually agreed upon titles commensurate with their assigned duties and responsibilities with the Buyer.

SECTION 3. Adjustments to Purchase Price Allocation.

The Parties acknowledge and agree that the Purchase Price cannot be finally determined prior to the Closing. Accordingly, the Parties shall, within forty-five (45) days after the Closing, determine the actual value of Assets and the payment obligations set forth in Section 2(f) for accounting and tax purposes and shall amend the Purchase Price allocation schedule attached hereto as Section 2(i) of the Disclosure Schedule, as necessary. In no event will the final determination of the Purchase Price cause any additional exchange of consideration between the Buyer and the Seller other than the Assets to be sold to the Seller as set forth in Section 2(a) and the payments to be made by the Buyer pursuant to Section 2(f).

SECTION 4. Representations and Warranties of the Seller and the Shareholder.

The Seller and the Shareholder (subject to the provisions of Section 9(b)(iii)), jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof (the “Disclosure Schedule”). The Parties agree that the Seller may amend and supplement the Disclosure Schedule after the date hereof until the Closing by delivering to the Buyer such amendment(s) and/or supplement(s); provided, however, the Buyer retains and may exercise its right under Section 10(a)(ii) based upon information disclosed in such amendment(s) and/or supplement(s). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and reasonably describes the relevant facts. Without limiting the generality of the foregoing, the mere listing or inclusion of a copy of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization, Qualification and Corporate Power.

The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the current directors and officers of the Seller. The Seller has delivered to the Buyer correct and complete copies of the Articles of Incorporation and Bylaws of the Seller, and any amendments thereto. The minute book (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors) and the stock record book of the Seller are correct and complete. The Seller is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws, as amended.

(b) Capitalization.

The entire authorized capital stock of the Seller consists of Five Million (5,000,000) shares of Preferred Stock, Two Million Five Hundred Thousand (2,500,000) of which are issued and outstanding, and Fifty Million (50,000,000) shares of common stock, of which Five Hundred Seventy-One Thousand Four Hundred Ninety-Eight (571,498) shares are issued and outstanding and no shares are held in treasury. All of the issued and outstanding shares of capital stock of the Seller have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the shareholders as set forth in Section 4(b) of the Disclosure Schedule. Except as set forth in Section 4(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Seller.

(c) Noncontravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its Articles of Incorporation or Bylaws, as amended, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Section 4(c) of the Disclosure Statement sets forth all agreements, contracts, leases, licenses, instruments or other arrangements to which the Seller is a party which, pursuant to their terms, require that the Seller provide notice or obtain consent from the other party in order to effect the transactions contemplated hereby, other than off-the-shelf software. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. Notwithstanding the above, neither the Seller nor the Shareholder makes any representation or warranty regarding compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(d) Brokers’ Fees.

The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets.

The Seller has good, absolute, marketable title to, or a valid leasehold interest in, and unrestricted possession of, the Assets, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f) Subsidiaries.

Except as set forth on Section 4(f) of the Disclosure Schedules, the Seller does not have any Subsidiaries.

(g) Financial Statements.

Exhibit C contains the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2000 and December 31, 2001 and unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 (the “Most Recent Fiscal Year End”) for the Seller and (ii) unaudited balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the seven (7) months ended July 31, 2005 (the “Most Recent Fiscal Month End”) for the Seller. The audited Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete). The unaudited Financial Statements present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete).

(h) Events Subsequent to June 30, 2005.

Since June 30, 2005, there has not been any change in the business, financial condition, operations, results of operations, or future prospects of the Seller that resulted in, or could reasonably result in, a Material Adverse Effect. Without limiting the generality of the foregoing, except as otherwise disclosed in Section 4(h) of the Disclosure Statement, since that date:

(i) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible property or Intellectual Property, other than for a fair consideration in the Ordinary Course of Business;

(ii) the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than Ten Thousand Dollars ($10,000.00) or outside the Ordinary Course of Business;

(iii) no party has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than Ten Thousand Dollars ($10,000.00) to which the Seller is a party or by which it is bound;

(iv) the Seller has not imposed any Security Interest upon any of its assets, tangible or intangible;

(v) the Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than Ten Thousand Dollars ($10,000.00) or outside the Ordinary Course of Business;

(vi) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any Person (or series of related capital investments, loans, and acquisitions);

(vii) the Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation other than those specifically assumed by the Buyer pursuant to Section 2(f);

(viii) the Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) the Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);

(x) the Seller has not granted any license or sublicense of any rights under or with respect to any item of Intellectual Property;

(xi) there has been no change made or authorized in the Articles of Incorporation or Bylaws of the Seller;

(xii) the Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) the Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the Ordinary Course of Business;

(xvi) the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such contract or agreement that is already in existence;

(xvii) the Seller has not granted any increase in the base compensation of any of its directors, officers or employees outside the Ordinary Course of Business;

(xviii) the Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix) the Seller has not made any other change in employment terms of any of its directors, officers and employees outside the Ordinary Course of Business;

(xx) the Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Seller;

(xxii) the Seller has not discharged a material Liability or Security Interest outside the Ordinary Course of Business;

(xxiii) the Seller and the Shareholder have not disclosed any Confidential Information except to authorized Persons; and

(xxiv) the Seller has not (in writing or otherwise) agreed, committed or resolved to take any of the foregoing actions.

(i) Undisclosed Liabilities.

The Seller has no Liability (and, to the Knowledge of the Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability), except for: (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance.

Each of the Seller, its predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i) The Seller has filed all Tax Returns that it was required to file except as set forth in Section 4(k) of the Disclosure Schedule. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid except as otherwise disclosed in Section 4(k) of the Disclosure Schedule. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, except as otherwise disclosed in Section 4(k) of the Disclosure Schedule. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Taxes.

(ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(iii) The Seller, the Shareholder and the directors and officers (and employees with responsibility for Tax matters) of the Seller have no Knowledge of any Basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed except as set forth in Section 4(k) of the Disclosure Schedule. There is no dispute or claim concerning any Tax Liability of the Seller either: (A) claimed or raised by any authority in writing, or (B) as to which the Seller, the Shareholder, and the directors and officers (and employees responsible for Tax matters) of the Seller have Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after January 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since January 2000.

(iv) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except as otherwise disclosed in Section 4(k) of the Disclosure Schedule.

(l) Real Property.

Section 4(l) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l) of the Disclosure Schedule:

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to any required consent of the lessor;

(iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the lease or sublease has repudiated any provision thereof;

(v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

(vii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

(ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

(m) Intellectual Property.

(i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the Business as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing, subject to any required consent of the licensor. The Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii) To the Knowledge of the Seller, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller, the Shareholder and the directors and officers (and employee with responsibility for Intellectual Property) of the Seller have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, the Shareholder and the directors and officers (and employees with responsibility for Intellectual Property) of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights to Intellectual Property of the Seller.

(iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution of each such item. Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Seller. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:

(A) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, the Shareholder and

the directors and officers (and employees with responsibility for Intellectual Property) of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property;

(D) the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item of Intellectual Property; and

(E) no loss or expiration of the item threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller, including without limitation, a failure by the Seller to pay an required maintenance fees).

(iv) Section 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission, other than off-the-shelf software. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the Intellectual Property is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to any required consent of the licensor or other contracting Person;

(C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(F) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(G) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) To the Knowledge of the Seller, the Shareholder and the directors and officers (and employees with responsibility for Intellectual Property) of the Seller, the transactions contemplated hereby will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any rights of third parties with respect to Intellectual Property as a result of the continued operation of the Business as presently conducted and as presently proposed to be conducted.

(vi) The Seller has taken all necessary and desirable action to maintain and protect all of the Intellectual Property and will continue to maintain and protect all of the Intellectual Property so as not to adversely affect the validity or enforceability thereof, subject to any required consent of the other contracting Person and except with respect to unregistered copyrights, trade names and trademarks.

(vii) To the Seller’s Knowledge, the Seller has complied in all material respects with and are presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property, except with respect to unregistered copyrights, trade names and trademarks.

(n) Tangible Assets.

The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. To the Knowledge of the Seller, each such tangible asset is free from patent defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(o) Inventory.

The inventory of the Seller is salable and is not slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Seller.

(p) Contracts.

Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party and which remain outstanding and in effect immediately prior to the Closing:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of Ten Thousand Dollars ($10,000.00) per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of Ten Thousand Dollars ($10,000.00);

(iii) any agreement concerning a partnership, limited liability company, or joint venture;

(iv) any agreement (or group of related agreements) under which the Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Ten Thousand Dollars ($10,000.00) or under which the Seller has imposed a Security Interest on any of its assets, tangible or intangible, other than the Summit Financing Agreement;

(v) any agreement concerning confidentiality, noncompetition, or nonsolicitation;

(vi) any agreement between the Seller and its Affiliates;

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Seller’s current or former directors, officers, or employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Ten Thousand Dollars ($10,000.00) or providing severance benefits;

(x) any agreement under which the Seller has advanced or loaned any amount to any of its directors, officers or employees;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

(xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of Ten Thousand Dollars ($10,000.00).

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except with respect to any agreement where consent of a third party is required and has not been obtained, (C) neither the Seller nor any other party to such agreement is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the agreement, and (D) no party has repudiated any provision of the agreement.

(q) Notes and Accounts Receivable.

All notes and accounts receivable of the Seller are reflected properly on its books and records, or in the books and records of Summit Financial Resources, LP, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Seller.

(r) Powers of Attorney.

There are no outstanding powers of attorney executed on behalf of the Seller.

(s) Insurance.

Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past four (4) years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of deductibles and ceilings) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable in accordance with its terms and in full force and effect, (B) neither the Seller nor, to the Knowledge of the Seller, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, and (C) no party has repudiated any provision of the policy. The Seller has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting the Seller.

(t) Litigation.

Section 4(t) of the Disclosure Schedule sets forth each instance in which: (i) the Seller is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) the Seller is a party or, to the Knowledge of the Seller, the Shareholder and the directors and officers (and employees with responsibility for litigation matters) of the Seller, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule could result in any Material Adverse Effect. The Seller, the Shareholder and the directors and officers (and employees with responsibility for litigation matters) of the Seller have no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

(u) Product Warranty.

Each product sold or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability (and, to the Knowledge of the Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for damages in connection therewith. No product sold or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale.

(v) Product Liability.

The Seller does not have any Liability (and, to the Knowledge of the Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or delivered by the Seller.

(w) Employees.

(i) To the Knowledge of the Seller, the Shareholder and the directors and officers (and employees with responsibility for such matters) of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. The Seller, the Shareholder and the directors and officers (and employees with responsibility for such matters) of the Seller have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

(ii) The Seller has not committed any act that violates Title VII of the 1964 Civil Rights Act, 42 U.S.C. Section 2000e, et seq.; the 1866 Civil Rights Act, 42 U.S.C. Section 1981; the Civil Rights Act of 1991, PL. 102-166; the Equal Pay Act, 29 U.S.C. Section 206(d); the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq., as amended by the Older Workers’ Benefit Protection Act of 1990; the Fair Labor Standards Act of 1938, 29 U.S.C. Section 201, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601, et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 553, et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Section 1161, et seq.; or any similar California laws, and any statutory amendments.

(x) Employee Benefits.

(i) Section 4(x) of the Disclosure Schedule lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, including, but not limited to the Social Security Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act and the Uniformed Services Employment and Reemployment Rights Act.

(B) All required returns, reports, and descriptions (including Form 5500 and 990 Annual Reports, Summary Annual Reports, PBGC-1’s, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan, and all premiums, taxes, and other amounts payable therewith have been paid.

(C) The requirements of Part 6 of Subtitle B of Title I of ERISA, of Section 4980B of the Code, and of Section 421(e) of the Health Insurance Portability and Accountability Act of 1996 have been met with respect to each such Employee Benefit Plan which is subject thereto.

(D) Full payment has been made of all amounts which are required as contributions to (including all employer contributions and employee salary reduction contributions) or benefits under each such Employee Benefit Plan, and all such amounts attributable to any period ending on or before the Closing which are not yet required have been paid to each such Employee Benefit Plan or accrued in accordance with GAAP.

(E) Except as set forth on Section 4(x) of the Disclosure Schedule, each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Section 401(a) of the Code and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

(F) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(G) The Seller has delivered to the Buyer correct and complete copies of the plan documents and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan, and, with respect to each such Employee Benefit Plan which is an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, the summary plan descriptions (including all subsequent summaries of material modifications or other instruments filed with the U.S. Department of Labor), the three most recent Form 5500 Annual Reports which have been filed, and, with respect to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, the most recent determination letter received from the Internal Revenue Service.

(ii) With respect to each Employee Benefit Plan that the Seller and the Controlled Group of Corporations which includes the Seller maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

(A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Seller, the Shareholder and the directors and officers (and employees with responsibility for employee benefits matters) of the Sellers, is threatened.

(B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, the Shareholder and the directors and officers (and employees with responsibility for employee benefit matters) of the Seller, is threatened. The Seller, the Shareholder and the directors and officers (and employees with responsibility for employee benefits matters) of the Seller have no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(C) The Seller has not incurred, and the Seller, the Shareholder and the directors and officers (and employees with responsibility for employee benefits matters) of the Seller have no reason to expect that the Seller will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(iii) Neither the Seller nor the other members of the Controlled Group of Corporations that includes the Seller contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

(iv) The Seller does not maintain or contribute to, has never maintained or contributed to, nor has it been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Section 4980B of the Code).

(y) Guaranties.

The Seller is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

(z) Environment, Health, and Safety.

(i) As used in this Agreement, “Hazardous Materials” shall mean: (A) any “Hazardous Substance,” “Pollutant” or “Contaminant” (as such terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9604 et seq.), as amended (“CERCLA”)), and those statutes referenced in CERCLA, (B) any substance which is a petroleum-based product (including, without limitation, gasoline, diesel fuel, or other petroleum hydrocarbons) or any other chemical, substance, material, object, condition, waste, pollutant, or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness, or other harmful or potentially harmful properties or effects, and (C) all of those chemicals, substances, materials, objects, conditions, wastes, pollutants, or combinations thereof which are now listed, defined or regulated by any federal, state, or local law based upon, directly or indirectly, such properties or effects.

(ii) (A) Neither the Seller, any Affiliate, any predecessor in interest of the Seller, nor, to the Knowledge of the Seller and the Shareholder, any other Person has generated, manufactured, stored in underground or above-ground tanks or otherwise, transported, treated, recycled, disposed of or otherwise handled in any way any Hazardous Materials on, beneath, or about any of the real property on which the Seller is located (the “Premises”), (B) there has not been a release or threat of release, or discharge into the soil, surface waters, groundwaters, drinking water supplies, navigable waters, land, surface or subsurface strata, ambient air, or other environmental medium, that has resulted in or could result in any Liability of the Seller to any

Person relating to or resulting from the operation of the Seller, irrespective of the cause of such condition, (C) the Seller has not received any notice, complaint, order, or action from any Person relating to Hazardous Materials or environmental problems, impairments, or liabilities with respect to the operation of the Seller or advising the Seller that it is potentially responsible for response costs or remediation or contribution with respect to a release or threatened release of any Hazardous Substance, and (D) the Seller is not (or with the passage of time and/or the giving of notice would not be) subject to any private or governmental lien or claim relating to Hazardous Materials or environmental problems.

(iii) (A) Neither the Seller, any Affiliate, any predecessor in interest of the Seller, nor, to the Knowledge of the Seller and the Shareholder, any other Person has received any notices of any claims from any Person that the operations of the Seller violate any applicable Environmental, Health, and Safety Laws or that the Seller, any Affiliate, any predecessor in interest of the Seller, or any other Person as a result of the operations of the Seller is or may be liable for damages or potentially responsible for removal, remedial, or response action with respect to any Hazardous Materials, and (B) the Seller, any Affiliate, any predecessor in interest of the Seller, and any other Person has obtained and presently has in force all permits, licenses, registrations, and other authorizations and approvals (“Permits”) needed under Environmental, Health, and Safety Laws applicable to the Seller, and is in full compliance with such Permits.

(aa) Business Continuity.

(i) The Seller currently maintains and has maintained for the six (6) months prior to the date hereof, a plan with respect to business continuity and disaster recovery activities (the “Business Continuity Plan”). None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Seller in the conduct of its Business (collectively, the “Systems”) have experienced any unusual bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Seller, except as set forth in Section 4(aa) of the Disclosure Schedule.

(ii) The Seller is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Seller.

(bb) Certain Business Relationships with the Seller.

(i) No Affiliate of the Seller has been involved in any business arrangement or relationship with the Seller within the past twelve (12) months or owns any asset, tangible or intangible, which is used in the Business, except as set forth in Section 4(bb) of the Disclosure Schedule.

(ii) To the Knowledge of the Seller, the Shareholder and the directors and officers (and employees with responsibility for such matters) of the Seller, neither the Seller nor any officer, employee, or agent of the Seller has, directly or indirectly, given or agreed to give any: (A) bribe, kickback, or similar payment or benefit to any Person, or (B) gift or similar benefit in excess of Five Hundred Dollars ($500.00) in any twelve (12) month period to any Person who is or may be in a position to help or hinder the business of the Seller which (x) might subject the Seller to any Adverse Consequences, (y) if not given in the past, might have had a Material Adverse Effect, or (z) if not continued in the future, might have a Material Adverse Effect or which might subject the Seller to any Adverse Consequences.

(cc) Customers and Suppliers.

(i) Section 4(cc) of the Disclosure Schedule lists the ten (10) largest customers of the Seller (on a consolidated basis) for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Section 4(cc) of the Disclosure Schedule also lists any additional current customers that the Seller anticipates may be among the ten (10) largest customers for the current fiscal year.

(ii) Since the date of the Most Recent Balance Sheet, no supplier of the Seller has indicated in writing that it shall stop, or decrease the rate of, supplying materials, products or services to the Seller, and no customer listed on Section 4(cc) of the Disclosure Schedule has indicated in writing that it shall stop, or materially decrease the rate of, buying materials, products or services from the Seller.

(dd) Disclosure.

The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

SECTION 5. Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Seller and the Shareholder that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing.

(a) Organization of the Buyer.

The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.

(b) Authorization of Transaction.

The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c) Noncontravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject, or any provision of its Articles of Organization or Code of Regulations, as amended, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees.

The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, for which the Seller or the Shareholder will be liable.

SECTION 6. Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General.

Each of the Parties will use reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 8).

(b) Notices and Consents.

The Seller will give any required notices to third parties, and will use reasonable efforts to obtain the consents of all third parties from whom consent is required by law or by the Buyer in order to consummate the transactions contemplated hereby, each in form reasonably satisfactory to the Buyer. Each of the Parties will give any notices to, make any filings with, and use reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4(c) and Section 5(c).

(c) Accrued Vacation and Benefits; Severance Pay; Mutual Releases.

The Seller and the Shareholder shall use their reasonable efforts to obtain (i) elections from each of the Seller’s employees to roll-over such employee’s right to payment of accrued vacation, severance pay and other benefits, as applicable, upon the Closing of the transactions contemplated hereby in connection with such employee’s employment with the Buyer subsequent to the Closing; provided, however, that any such election shall be ineffective and void with respect to any employee who is not subsequently employed by the Buyer and such election shall be void in the event it is contrary to California laws, and (2) mutual releases between the Seller and each of the Seller’s employees. The elections and mutual releases shall each be in a form reasonably satisfactory to the Buyer.

(d) Operation of Business.

(i) The Seller shall not take any of the following actions without first obtaining the written consent of the Buyer:

(A) enter into any transaction (including leases) involving capital expenditures in excess of Ten Thousand Dollars ($10,000.00) in the aggregate;

(B) sell, lease, exchange or dispose of any of its property or assets or grant, create, incur, assume, permit or suffer to exist any lien upon any of its properties or assets, whether now owned or hereafter acquired;

(C) enter into any transaction outside of the Ordinary Course of Business;

(D) enter into any agreement, commitment or plan regarding a merger or consolidation of the Seller with or into any Person, or any other organic corporate change;

(E) sell inventory or collect receivables other than in the Ordinary Course of Business;

(F) factor accounts receivable in excess of One Hundred Thousand Dollars ($100,000.00);

(G) declare, pay or set aside for payment any dividends or distributions whatsoever, whether in cash, property or otherwise;

(H) enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its officers, directors or employees or increase compensation for any of the foregoing; or

(I) commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or make a general assignment for the benefit of its creditors.

(ii) The Seller will use reasonable efforts to accommodate reasonable requests by the Buyer relating to operations of the Business intended to improve the efficiency and/or effectiveness of the Seller’s operations.

(e) Preservation of Business.

The Seller will use reasonable efforts to keep its Business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. The Seller will take such reasonable actions necessary and use reasonable efforts to enable the Buyer to maintain key business relationships of the Seller subsequent to the Closing.

(f) Full Access.

The Seller will permit representatives of the Buyer to have full access upon reasonable notice during normal business hours, and in a manner so as not to interfere with the normal business operations of the Seller to all premises, properties, books, records (including Tax records), contracts, documents, employees, accountants, vendors, suppliers, distributors, customers and other relevant parties to provide the Buyer with a full opportunity to investigate the Seller’s operations; provided, however, that the Buyer shall not contact any of the Seller’s vendors, suppliers, distributors or customers without the prior written consent of the Seller, which shall not be unreasonably withheld but which may be subject to reasonable limitations to ensure the confidentiality of the Seller’s operations.

(g) Notice of Developments.

The Seller will give prompt written notice to the Buyer of any development causing a breach of any of the representations and warranties in Section 4. The Buyer will give prompt written notice to the Seller of any development causing a breach of any of the representations and warranties in Section 5. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(h) Exclusivity.

The Seller will not: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7. Post-Closing Covenants.

The Parties agree as follows with respect to the period following the Closing.

(a) General.

The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Seller. The Buyer agrees to maintain and preserve all such documents, books, records (including Tax records), agreements, and financial data for at least three (3) years after the date of the Closing and, upon reasonable notice, the Buyer will permit the Seller and the Shareholder reasonable access thereto for inspection and copying during business hours. Notwithstanding the foregoing, the Seller shall retain the Seller’s corporate minutes and consents and share book and ledger, which shall be maintained and preserved by the Seller for at least three (3) years after the date of the Closing and, upon reasonable notice, the Seller will permit the Buyer reasonable access thereto for inspection and copying during business hours.

(b) Litigation Support.

In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with: (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving the Seller, the other Party shall cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification under Section 10).

(c) Transition.

The Seller and the Shareholder shall not take any action that is designed or intended to have the effect of discouraging any distributor, lessor, licensor, customer, supplier, employee or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing. The Seller and the Shareholder will refer all customer inquiries relating to the Business to the Buyer from and after the Closing and for at least one (1) year after the Closing.

(d) Restrictive Covenants.

(i) Confidentiality.

Other than for the purposes of consummating the transactions contemplated by this Agreement, neither the Seller nor the Shareholder shall, directly or indirectly, individually or in concert with or through any other Person, use or disclose the Confidential Information and shall maintain and keep such information secret and in the strictest confidence. Upon the request of the Buyer, all written (or other forms of media) Confidential Information, with all copies and extracts thereof, shall be delivered to the Buyer, and all memoranda, notes, designs, plans, schedules, lists and other writings prepared based upon the Confidential Information shall either be immediately delivered to the Buyer or destroyed, as the Buyer requests. In the event that the Seller or the Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller or the Shareholder, as applicable, will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d)(i). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or the Shareholder, as applicable, on the advice of counsel, is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller or such Shareholder, as applicable, may disclose the Confidential Information to the tribunal; provided, however, that the Seller or such Shareholder, as applicable, shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

(ii) Nonsolicitation Covenant.

For a period of one (1) year following the later of the Closing or termination of employment with the Buyer, as applicable, neither the Seller nor the Shareholder shall, directly or indirectly, individually or in concert with or through any other Person, do any of the following: (A) induce or attempt to induce any employee of the Buyer to leave the Buyer’s employ, (B) employ (or engage to act, directly or indirectly, as an independent contractor) any employee or independent contractor of the Buyer within one (1) year following termination of the employment or contractor relationship with the Buyer, (C) solicit, divert or take away, or attempt to solicit, divert or take away, any customer for which the Buyer provides products and/or services, or (D) directly or indirectly induce any customer, supplier, vendor or independent contractor of the Buyer to terminate or negatively alter his, her or its relationship with the Buyer.

(iii) Consideration for the Covenants.

In consideration for the covenants contained in Sections 7(d)(i) and 7(d)(ii) (collectively, the “Restrictive Covenants”), the Buyer has agreed to enter into this Agreement and to pay to the Seller the Purchase Price. Each of the Seller and the Shareholder acknowledges the receipt and sufficiency of such consideration.

(iv) Severability.

Each of the Restrictive Covenants is distinct and severable, notwithstanding that some of such covenants may be set forth in one section hereof for convenience.

(v) Maximum Enforceable Restriction.

In the event that any or all of the Restrictive Covenants shall be determined by a court of competent jurisdiction to be unenforceable by reason of their geographic or temporal restrictions being too great, or by reason that the range of activities covered are too great, or for any other reason, they should be interpreted to extend over the maximum geographic area, period of time, range of activities, or other restrictions as to which they may be enforceable.

(vi) Injunctive Relief.

The Buyer, the Seller and the Shareholder agree that a breach of any of the Restrictive Covenants may cause irreparable damage to the Buyer, the extent of which may be difficult to ascertain, and that the award of damages may not be adequate relief. Therefore, each of the Seller and the Shareholder agrees that, in the event of a breach or a threatened breach of the Restrictive Covenants, the Buyer may institute an action to compel the specific performance of the Restrictive Covenants. Each of the Seller and the Shareholder further consents to the granting of such remedy, agrees not to assert adequacy of money damages as a defense, and agrees that such remedy shall be cumulative, not exclusive, and in addition to any other available remedies.

(vii) Tolling Period.

Each of the Seller and the Shareholder acknowledges that, under the terms of the Restrictive Covenants, the Buyer is entitled to receive a period of one (1) year of nonsolicitation immediately following the later of the Closing or termination of employment with the Buyer, as applicable. Each of the Seller and the Shareholder agrees that if any of these obligations to the Buyer is breached during that one-year period, then the time period will be extended for the length of time that the Seller and/or the Shareholder fails to fulfill the obligations.

(viii) Accounting for Profits.

Each of the Seller and the Shareholder covenants and agrees that, if any of the Restrictive Covenants is violated, the Buyer shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration, or other benefits which the Seller or the Shareholder, as applicable, directly or indirectly, shall have realized or may realize relating to, growing out of, or in connection with any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Buyer is or may be entitled at law or in equity or otherwise under this Agreement.

(e) Roll-Over of 401(k) Plan.

The Buyer and the Seller shall take the actions necessary to roll-over the outstanding accounts in the Seller’s 401(k) employee benefit plan, including any outstanding loans relating thereto, to the Buyer’s 401(k) employee benefit plan following the Closing;

provided, however, that the Buyer is not obligated in any way to permit any future loans to employees against funds in the Buyer’s 401(k) plan.

(f) California Franchise Tax Liability.

The Seller shall deliver to the Buyer documentation or a statement of income taxes, penalties and interest owed to the State of California from the California Franchise Tax Board pursuant to errors in tax returns filed for years 1997 – 2003 immediately upon receipt of the same from the California Franchise Tax Board.

(g) Certificate of Release of Buyer.

Within ten (10) days following the Closing, the Seller shall take all necessary steps and file all necessary documents to obtain a Certificate of Release of Buyer (Form DE 2220) duly issued by the California Employment Development Department and shall deliver the Certificate of Release of Buyer immediately upon receipt of the same.

SECTION 8. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer.

The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing;

(ii) the Seller and the Shareholder shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case the Seller and the Shareholder shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) the Seller shall have procured all of the third party written consents as required by Section 6(b) and delivered the same to the Buyer including, but not limited to, consent to assignment of the following contracts:

(A) the Standard Industrial/Commercial Multi-Tenant Lease dated January 17, 2003 by and between the Seller and Foothill Technology Center, LLC, as amended;

(B) the Systems Integrator Agreement dated August 13, 2003 by and between the Seller and NMS Communications Corporation;

(C) the Master Supply Agreement dated January 3, 2005 by and between the Seller and Sun Microsystems, Inc.;

(D) the Software License Agreement dated on or about July 29, 2000 by and between the Seller and Agile Software Corporation; and

(E) and the Software License and Support Agreement dated May 11, 1998 by and between the Seller and BAAN USA, Inc.

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of the Buyer to own the Assets, or (D) adversely affect the right of the Seller to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Seller shall have delivered to the Buyer a written waiver, in form reasonably satisfactory to the Buyer, executed by Alan Shebroe which effectively waives and terminates any and all rights Mr. Shebroe may have to receive payments pursuant to the terms of the Consulting Agreement dated February 4, 2003 by and between the Seller and Mr. Shebroe;

(vi) the Seller shall have delivered to Buyer a written waiver, in form reasonably satisfactory to the Buyer, executed by A.G. Edwards & Sons, Inc. which effectively waives and terminates any and all rights A.G. Edwards may have to receive fees in connection with the Closing of the transactions contemplated hereby pursuant to the letter agreement dated December 12, 2004 by and between the Seller an A.G. Edwards;

(vii) the Seller shall have delivered to the Buyer a Payoff Agreement, in form reasonably satisfactory to the Buyer, duly executed by Summit Financial Resources, LP and the Seller, pursuant to which the parties agree to terminate the Summit Financing Agreement effective immediately upon the Closing and Summit Financial Resources agrees to take all actions necessary to terminate and release its security interest on the Assets within five (5) business days of the Closing subject to the Buyer making the payment set forth in Section 2(f)(iii) (the “Summit Payoff Agreement”);

(viii) the Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby;

(ix) the Seller shall have provided the Buyer with certificates of insurance evidencing the extension of (A) the Seller’s directors and officers liability insurance coverage for at least two (2) years following the Closing, (B) the Seller’s employer practices liability insurance coverage for at least two (2) years following the Closing, (C) the Seller’s fiduciary liability insurance coverage for at least two (2) years following the Closing, and (D) the Seller’s errors and omissions liability insurance coverage for at least five (5) years following the Closing;

(x) the Seller shall have provided the Buyer with a certificate dated as of the Closing and executed by the Seller’s President certifying (A) a list of each of the Seller’s employees employed by the Seller immediately prior to the Closing, (B) the amount owed to each such employee for accrued vacation and other similar benefits, and whether each such employee has elected to roll-over such benefits for accrual in connection with such employee’s employment with the Buyer subsequent to the Closing (with copies of executed election forms), (C) the amount of severance pay owed to each such employee, and whether each such employee has elected to roll-over such benefits in connection with such employee’s employment with the Buyer subsequent to the Closing (with copies of executed election forms), (D) whether each such employee has executed a mutual release (with copies of the executed mutual release agreements), (E) the current and definite dollar amounts of each of the obligations to be paid by the Buyer pursuant to Section 2(f), and (F) that each of the conditions specified in Section 8(a)(i) through (iv) is satisfied in all respects;

(xi) the Seller shall have delivered to the Buyer a certificate of the Secretary of the Seller certifying and attaching all requisite resolutions or actions of the Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of the Seller executing this Agreement and any other documents related hereto;

(xii) the Seller shall have duly executed and delivered the Bill of Sale to the Buyer;

(xiii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

(xiv) the Buyer shall be satisfied with the results of a lien search relating to the Seller and the Seller’s property and assets which will be completed by the Buyer within five (5) days of the Closing;

(xv) the Seller shall have delivered to the Buyer the following documents relating to the Seller’s federal and California state unemployment withholdings, as applicable:

(A) the Seller’s federal Form 940 (Employers Annual Federal Unemployment Return) for the three (3) most recent years;

(B) the Seller’s most recent federal Form 941 (Employers Quarterly Federal Tax Return);

(C) the Seller’s federal Form 945 (Annual Return of Withheld Federal Taxes) for the three (3) most recent years;

(D) the Seller’s most recent California Form DE 6 (Quarterly Wage and Withholding Report);

(E) the Seller’s California Form DE 7 (Annual Reconciliation Report) for the three (3) most recent years;

(F) the Seller’s most recent California Form DE 88/DE 88ALL (Payroll Tax Deposit); and

(G) all agreements, consents, elections, waivers and correspondence relating to the foregoing; and

(xvi) the Seller shall have delivered to the Buyer written documentation, in form reasonably satisfactory to the Buyer, evidencing the effective buyout of a model C500 copier pursuant to the terms of a 39-month lease agreement between the Seller and Konica Minolta dated March 28, 2005.

The Buyer may waive any condition specified in this Section 8(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller.

The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 5 shall be true and correct in all material respects at and as of the Closing except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer shall have obtained the financing necessary to consummate the transactions contemplated hereby;

(v) the Buyer shall have delivered to the Seller a certificate executed by its President to the effect that each of the conditions specified above in Section 8(b)(i) through (iv) is satisfied in all respects;

(vi) the Buyer shall have delivered to the Seller a certificate of the Secretary of the Buyer certifying and attaching all requisite resolutions or actions of the Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of the Buyer executing this Agreement and any other documents related hereto;

(vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 8(b) if they execute a writing so stating at or prior to the Closing.

SECTION 9. Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties.

All of the representations and warranties of the Parties contained in this Agreement shall survive for a period of two (2) years following the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for such period (subject to any applicable statutes of limitations); provided, however, that the representations and warranties of the Seller and the Shareholder (subject to the provisions of Section 9(b)(iii) below) contained in Sections 4(a) (Organization, Qualification and Corporate Power); 4(e) (Title to Assets), 4(k) (Tax Matters), 4(v) (Product Liability), 4(w) (Employees) and 4(x) (Employee Benefits) of this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b) Indemnification Provisions for Benefit of the Buyer.

(i) In the event the Seller or the Shareholder breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of their representations, warranties, and covenants contained herein, the Seller and the Shareholder, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach or the alleged breach.

(ii) The Seller and the Shareholder, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Buyer: (A) for any Taxes (except any such Taxes are set forth in Section 2(f), but only to the extent set forth therein) with respect to any Tax year or portion thereof ending on or before the Closing (or for any Tax year beginning before and ending after the Closing to the extent allocable to the portion of such period beginning before and ending on the Closing), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Financial Statements (rather than in any notes thereto), (B) for the unpaid Taxes of any Person (other than the Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, or (C) any liability of the Seller which is not an Assumed Obligation (including any Liability of the Seller that becomes a Liability of the Buyer under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Laws, or otherwise by operation of law).

(iii) Notwithstanding any provision of this Agreement to the contrary, with regard to a breach or violation of the representations and warranties set forth in Section 4, the Shareholder’s indemnity obligations and liability shall survive for only two (2) years following the Closing and shall extend only to the representations and warranties set forth in Section (4k) (Tax Matters), Section 4(w) (Employees), Section 4(x) (Employee Benefits) and Section 4(z) (Environment, Health and Safety).

(c) Indemnification Provisions for Benefit of the Seller and the Shareholder.

In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, the Buyer agrees to indemnify the Seller and the Shareholder from and against the entirety of any Adverse Consequences the Seller and the Shareholder may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach or the alleged breach.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve that Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii): (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

(iv) In the event any of the condition in Section 9(d)(ii) is or becomes unsatisfied, however: (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

(e) Limitation on Shareholder’s Liability. The Buyer shall not be entitled to indemnification from the Shareholder as set forth in this Section 9 until the aggregate amount of out-of-pocket losses suffered by the Buyer due to Adverse Consequences arising out of the breach of the representations and warranties set forth in Section 4(k) (Tax Matters), Section 4(w) (Employees), Section 4(x) (Employee Benefits) and Section 4(z) (Environment, Health, and Safety) exceeds One Hundred Thousand Dollars ($100,000.00) (the “Basket Amount”), at which time, the Buyer shall be entitled to indemnification from Shareholder for all Indemnified Losses exceeding the Basket Amount. Notwithstanding the foregoing, the Shareholder’s liability to the

Buyer or its Affiliates under Section 9 shall not exceed Five Hundred Thousand Dollars ($500,000.00).

(f) Other Indemnification Provisions.

The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant; provided, however, that in the event of a conflict between any such statutory, equitable or common law remedy and the provisions of Section 9(b)(iii) above, the provisions of Section 9(b)(iii) shall prevail.

SECTION 10. Termination.

(a) Termination of Agreement.

The Parties may terminate this Agreement as provided below:

(i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement prior to the Closing by giving written notice to the Seller on or before the thirtieth (30th) day following the date of this Agreement if the Buyer is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Seller;

(iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing: (A) in the event the Seller or the Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller and the Shareholder of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice, or (B) if the Closing shall not have occurred on or before August 30, 2005, by reason of the failure of any condition precedent under Section 8(a) (unless the failure results primarily from a breach by the Buyer of any material representation, warranty, or covenant contained in this Agreement in any material respect); and

(iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing: (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice, or (B) if the Closing shall not have occurred on or before August 30, 2005, by reason of the failure of any condition precedent under Section 8(b) (unless the failure results primarily from a breach by the Seller of any material representation, warranty, or covenant contained in this Agreement in any material respect).

(b) Effect of Termination.

If any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

SECTION 11. Miscellaneous.

(a) Entire Agreement; Amendment.

This Agreement, together with the attached exhibits and the Disclosure Schedule, constitute the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions, undertakings, and agreements between the Parties. This Agreement may be amended or modified only by a writing executed by the Parties.

(b) Applicable Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, and performance. The Parties hereby consent to the exclusive jurisdiction of the courts of the State of Ohio in Franklin County, and the United States District Court for the Southern District of Ohio, Eastern Division, and waive any contention that any such court is an improper venue for enforcement of this Agreement.

(c) Assignment.

This Agreement may not be assigned or transferred in whole or in part by any Party. Any purported assignment without the express written consent of the other Party is void.

(d) Binding Effect.

This Agreement shall be binding upon the legal representatives, heirs, successors, and assigns of the respective Parties.

(e) Waiver.

Any waiver of a right under this Agreement must be in writing. Any waiver of a particular default shall constitute a waiver of such default only and not of any other default by the nonwaiving Party. Any waiver of a specific right or remedy under this Agreement shall constitute a waiver of such right or remedy only and not of any other right or remedy of the waiving Party.

(f) Captions.

The subject headings of the various sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

(g) Counterparts; Facsimiles.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. A facsimile or other reproduction of this Agreement may be executed by any of the parties and may be delivered by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

(h) Further Acts.

Consistent with the terms and conditions hereof, each Party shall execute and deliver all instruments, certificates, and other documents and shall perform all other acts which any other Party may reasonably request in order to carry out this Agreement and the transactions contemplated hereby.

(i) Third Party Beneficiaries.

Nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person other than the Parties, and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

(j) Severability.

The Parties agree that if any part, term, or provision of this Agreement shall be found illegal and unenforceable by any court of law, the remaining provisions shall be severable, valid, and enforceable in accordance with their terms.

(k) Notices.

Notice from one Party to another relating to this Agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient’s address or facsimile number set forth below by any of the following means: (i) hand delivery, (ii) registered or certified mail, postage prepaid, with return receipt requested, (iii) Federal Express, Airborne Express, or like overnight courier service, or (iv) facsimile with confirmation of receipt. Notice made in accordance with this Section 11(k) shall be deemed delivered on receipt if delivered by hand, on the next business day if delivered by facsimile, on the third business day after mailing if mailed by registered or certified mail, or the next business day after deposit with an overnight courier service if delivered for next day delivery. The Parties agree that electronic mail shall not constitute a permitted form of notice under this Section 11(k).

(i)	If to the Buyer, addressed to:

Pinnacle Data Systems, Inc.

6600 Port Road

Groveport, OH 43125

Attn: Christopher L. Winslow, President

Facsimile: (614) 409-1269

With a copy to:

Schottenstein, Zox & Dunn Co., LPA

250 West Street

Columbus, OH 43215

Attn: Robert R. Ouellette, Esq.

Facsimile: (614) 222-3472

(ii)	If to the Seller, addressed to:

GNP Computers, Inc.

555 East Huntington Drive

Monrovia, CA 91016

Attn: Roger Baar, President

Facsimile: (626) 305-9177

With a copy to:

Tilles, Webb, Kulla & Grant, ALC

433 N. Camden Drive, Suite 1010

Beverly Hills, CA 90210

Attn: Ronald J. Grant, Esq.

Facsimile: (310) 888-3433

(iii)	If to the Shareholder, addressed to:

Roger Baar

4757 Rosebank Drive

La Canada, CA 91011

Any Party may, from time to time, by written notice to the other Party, designate a different address, which shall be substituted for the one specified above for such Party.

(l) Pronouns.

The use of any gender pronoun shall be deemed to include all other genders, and the use of any singular noun or verb shall be deemed to include the plural, and vice versa, whenever the context so requires.

(m) Interpretation.

This Agreement is to be deemed to have been prepared jointly by the Parties, and any uncertainty or ambiguity existing herein shall not be interpreted against any Party, but shall be interpreted according to the rules for the interpretation of arm’s length agreements.

(n) Expenses.

Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expense of its representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party (but only if a breach has occurred or is alleged to have occurred).

(o) Public Announcements; Disclosures; Nondisparagement.

(i) Publicity. Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Buyer reasonably determines.

(ii) Disclosures. Except with the prior consent of the Buyer, which shall not be unreasonably withheld, or as permitted by this Agreement, neither the Seller nor any of its representatives shall disclose to any Person any information about the transactions contemplated hereby, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the transactions or the related documents (including this Agreement) unless such information has been publicly disclosed by the Buyer or with the Buyer’s consent. The Parties will consult with each other concerning the means by which the Seller’s employees, customers, suppliers and others having dealings with the Seller will be informed of the transactions, and the Buyer will have the right to be present for any such communication. After and subject to the Closing, the Seller and the Shareholder shall not take any affirmative actions to contact or inform the employees or former employees of the Seller, customers, vendors and creditors of the Seller, of the acquisition of the Seller’s business by the Buyer without obtaining prior written consent from the Buyer, which shall not be unreasonably withheld; provided, however, that the Shareholder may take such actions in his capacity as an employee of, and as authorized by, the Buyer.

(iii) Nondisparagement. Notwithstanding the foregoing, the Seller and the Shareholder shall not make any statements or issue any documentation containing comments or information that is defamatory toward, disparaging of, or intended to cause damage to the business or reputation of the Buyer. The Buyer shall not make any statements or issue any documentation containing comments or information that is defamatory toward, disparaging of, or intended to cause damage to the business or reputation of the Seller or the Shareholder.

(p) Bulk Sales.

Without in any way limiting or altering the obligations of the Seller and the Shareholder under Section 9(b), the Buyer hereby waives compliance with the requirements of: (i) all applicable state tax laws that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside the ordinary course of business, and (ii) any bulk transfer laws (such as Article 6 of the Uniform Commercial Code as enacted in any state) or similar legislation applicable to the transactions provided for in this Agreement, and the Seller and the Shareholder shall have no liability to the Buyer for the failure to comply with such laws. This provision shall not be construed to relieve the Seller or the Shareholder from any obligation with respect to a separate breach by the Seller or the Shareholder of any representation or warranty contained in Section 4.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

BUYER:

Pinnacle Data Systems, Inc., an Ohio corporation

By:

Name:

Its:

SELLER:

GNP Computers, Inc., a California corporation

By:

Name:

Its:

SHAREHOLDER:

Roger Baar

EXHIBIT A

DEFINITIONS

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Security Interests, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with the first Person, or, with regard to a Person who is an individual, a member of such Person’s family, whether by blood or marriage. As used in this definition, the term “control” means (a) with respect to any corporation or other entity having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote more than fifty percent (50%) of shares or the equivalent having the power to vote in the election of such directors, managers, or Persons performing similar functions, and (b) with respect to any other entity, the ability to direct its business and affairs.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law.

“Agreement” has the meaning set forth in the preface to the Agreement.

“Assets” has the meaning set forth in Section 2(a) of the Agreement.

“Assumed Obligations” has the meaning set forth in Section 2(d) of the Agreement.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Basket Amount” has the meaning set forth in Section 9(e) of the Agreement.

“Bill of Sale” has the meaning set forth in Section 2(c) of the Agreement.

“Business” has the meaning set forth in the Background Information of the Agreement.

“Business Continuity Plan” has the meaning set forth in Section 4(aa)(i) of the Agreement.

“Buyer” has the meaning set forth in the preface of the Agreement.

“CERCLA” has the meaning set forth in Section 4(z) of the Agreement.

“Closing” has the meaning set forth in Section 2(g) of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means trade secrets, copyrighted or trademarked material, invention disclosures, designs, programs, blueprints, plans, documents, employee information, know-how, models, referral sources, vendors, customers, marketing studies, strategic plans, profits, costs, pricing, process descriptions, product/service listings, and all other information, whether written (or other forms of media) or oral, which is proprietary to the Seller or the Buyer, gives the Seller or the Buyer a competitive business advantage or the opportunity of obtaining such advantage, is designated as Confidential Information by the Seller or the Buyer, or from all the relevant circumstances should reasonably be assumed to be confidential and proprietary to the Seller or the Buyer. Confidential Information shall not include any information that is or has become generally available to the public other than as a result of an unauthorized disclosure by a non-disclosing party.

“Controlled Group of Corporations” has the meaning set forth in Section 1563 of the Code.

“Disclosure Schedule” has the meaning set forth in Section 4 of the Agreement.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health, and Safety Laws” means CERCLA, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charters thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 2(b) of the Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2(e) of the Agreement.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 4(g) of the Agreement.

“Force Majeure Event” has the meaning set forth in Section 4(aa)(i) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time, consistently applied.

“Hazardous Materials” has the meaning set forth in Section 4(z) of the Agreement.

“Indemnified Party” has the meaning set forth in Section 9(d) of the Agreement.

“Indemnifying Party” has the meaning set forth in Section 9(d) of the Agreement.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, and fictitious names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including source code, executable code, data, databases, and related documentation), (f) all advertising and promotional materials, (g) all other proprietary rights, and (h) all copies and tangible embodiments or obligation of whatever kind or nature thereof (in whatever form or medium).

“Knowledge,” “to the Knowledge of the Seller,” “to the Seller’s Knowledge,” and similar phrases relating to the knowledge of the Seller, shall mean, the actual knowledge of the officers of the Seller and the Shareholder and such knowledge that such individuals should have as a reasonably prudent officer of the Seller if he/she duly performed his/her duties as an officer of the Seller.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Seller, taken as a whole, or on the ability of the Seller to consummate timely the transactions contemplated by the Agreement (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the Buyer has knowledge of such effect or change on the date hereof).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4(g) of the Agreement.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(g) of the Agreement.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(g) of the Agreement.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Ordinary Course of Business” means the ordinary course of business of the Seller consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface of the Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 4(z)(iii) of the Agreement.

“Person” means an individual, a proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof), or any other business enterprise.

“Premises” has the meaning set forth in Section 4(z) of the Agreement.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Section 4975 of the Code.

“Purchase Price” has the meaning set forth in Section 2(f) of the Agreement.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“Restrictive Covenants” has the meaning set forth in Section 7(d)(iii) of the Agreement.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, hypothecation, claim, restriction on use, or other security interest of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of any agreement to give any financing statement under the lien notice records or other similar legislation of any jurisdiction).

“Seller” has the meaning set forth in the preface of the Agreement.

“Shareholder” has the meaning set forth in the preface of the Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Summit Financing Agreement” has the meaning set forth in Section 2(f) of the Agreement.

“Summit Payoff Agreement” has the meaning set forth in Section 8(a)(viii) of the Agreement.

“Systems” has the meaning set forth in Section 4(aa)(ii) of the Agreement.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, workers’ compensation, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9(d) of the Agreement.

“Treasury Regulation” means the Treasury Regulations (including temporary or proposed regulations) promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any succeeding regulations).